Exhibit 10.14

DYNE THERAPEUTICS, INC.

400 TECHNOLOGY SQUARE

CAMBRIDGE, MA 02139

March 21, 2018

Romesh Subramanian

[**]

[**]

Dear Romesh:

On behalf of DYNE THERAPEUTICS, INC. (the “Company”), I am pleased to offer you employment with the Company. The terms and conditions of your employment are set forth below.

1. Position. You will be employed by the Company on a full-time basis as Chief Scientific Officer. You shall work out of the Company’s office in Cambridge, Massachusetts or at such other office of the Company as the Company may designate, and shall report to the Chief Executive Officer or such other person as the Chief Executive Officer may designate. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company. Your employment will begin on April 1, 2018 (the “Start Date”).

2. Salary. The Company will pay you a salary at the rate of $330,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

3. Annual Bonus. Following the end of each fiscal year and provided you remain employed by the Company on the last day of such fiscal year, you will be eligible to receive an annual incentive bonus of up to thirty percent (30%) of your annual salary rate. The actual bonus awarded for a fiscal year will be based on your performance and the Company’s performance that year against criteria to be established by the Company, both as determined by the Company in its sole discretion. You must remain employed by the Company as of the last day of a fiscal year in order to be eligible for and to earn a bonus for such year. Any bonus for the 2018 fiscal year would be pro-rated based on the Start Date.

4. Equity. Subject to the approval of the Company’s Board of Directors (the “Board”), at such times as the Company issues and sells shares of its capital stock for capital raising purposes, it shall grant to you, either a restricted stock award for a number of shares of the Company’s common stock (the “Restricted Shares”) or stock options to purchase a number of shares of the Company’s common stock (the “Options”), which number when added to the shares of common stock then held by you or then issuable upon exercise of Options then held by you, totals three percent (3%) of the Company’s fully diluted capitalization (reflecting then outstanding capital stock and all issued and outstanding stock options) following such issuance and sale; provided, however, that the Company shall have no obligation to grant to you Restricted Shares or Options hereunder: (i) following such time as the Company has issued and sold securities having an aggregate purchase price of $30,000,000 since its incorporation or (ii) with respect to any securities issued and sold that generate proceeds in excess of such $30,000,000. Each grant of Restricted Shares and/or Options, if any, will vest as to 25% of the underlying shares on the first anniversary of the Start Date and will vest as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Start Date and will otherwise be subject to the terms and conditions of a restricted stock agreement, stock option agreement, and/or stock plan of the Company (the “Grant Documents”). In connection with each grant provided for above, you shall be entitled to elect to receive such grant in Restricted Shares or Options, provided that any grant of Restricted Shares shall be subject to the payment by you to the Company in such manner as may be agreed by you and the Company of an amount equal to the purchase price of the Restricted Shares or the Company’s withholding obligation with respect to federal, state, local and other taxes in respect of the Restricted Shares, as may be determined by the Company in its discretion; and provided further that any Options granted hereunder shall have an exercise price per share equal to the fair market value of the Company’s common stock at the time of grant as determined by the Board. In addition, provided you remain employed by the Company through the applicable grant date, you may be entitled to additional option grants and/or awards of additional restricted shares (the “Additional Grants”) that the Board may elect to grant in its sole discretion.

5. Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. At the present time, the Company does not offer medical insurance coverage or other similar benefits. Currently, the Company is exploring options with respect to offering a group health insurance plan to its employees. Until such a plan is adopted, the Company will reimburse you for the cost of COBRA premiums actually paid by you in an amount not to exceed $2,400 per month. Notwithstanding the foregoing, you understand and agree that nothing contained herein will require the Company to establish or maintain any benefits and any such benefits may be modified, amended, terminated or cancelled at any time by the Company in its sole and absolute discretion. You will also be eligible for up to fifteen (15) days of paid vacation per year in accordance with the Company’s vacation policy as in effect from time to time in addition to established company holidays. You shall also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company, in accordance with the policies and procedures then in effect and established by the Company.

6. Severance Benefits.

a. General. Either party may terminate your employment relationship hereunder at any time for any reason by providing written notice to the other party. If you are subject to an Involuntary Termination (as defined below), then you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you: (i) have returned all Company property in your possession on or prior to your last day of employment and (ii) have entered into a separation agreement that has become enforceable and irrevocable and that includes a general release of all employment-related claims that you may have against the Company or persons affiliated with the Company (the “Separation Agreement”). Notwithstanding the foregoing, no term of this offer letter or the Separation Agreement shall impact or affect, in any way, your rights with respect to, and the Separation Agreement shall not include a waiver or release of any claims related to: (x) your status as a stockholder or equityholder of the Company or any rights you have under the terms of any Grant Document or any other equity award or agreement between you and the Company, including any claims with respect to any Restricted Shares, Options or other equity owned or held by you at the time your employment is terminated, or (y) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, rights under ERISA or rights which, as a matter of law, cannot be waived. The Separation Agreement must be in substantially the form reasonably prescribed by the Company, and must be executed and must become enforceable and irrevocable on or before the 52nd day following your last day of employment with the Company. If you fail to execute without revocation the Separation Agreement on or before the 52nd day following your last day of employment with the Company, you shall be entitled to the Accrued Obligations only and no other severance payments or benefits. The continued salary provided under Section 6(b)(ii) below shall be paid in accordance with the Company’s normal payroll practices and shall commence on the next payroll date falling after the date the Separation Agreement becomes enforceable and irrevocable. If, however, the 52-day period in which the Separation Agreement must become enforceable and irrevocable begins in one taxable year and ends in the following year, the Company shall commence payment of the continued salary in the second year on the first payroll date falling on the later of: (A) January 1; and (B) the date on which the Separation Agreement becomes enforceable and irrevocable. The first payroll shall include, however, all amounts that would otherwise have been paid to you between the date your employment is terminated and your receipt of the first installment.

b. Severance. If you are subject to an Involuntary Termination, then, subject to Section 6(a):

i. The Company shall pay you the Accrued Obligations earned through your last day of employment on or before the time required by law but in no event more than fifteen (15) days after your last day of employment with the Company, except to the extent such payment would accelerate compensation in a manner inconsistent with compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

ii. The Company shall continue to pay you your Base Salary as in effect on your last day of employment for a period of six (6) months;

iii. If you are participating in the Company’s group health plan immediately prior to your last day of employment and you elect COBRA health continuation, then the Company shall pay you a monthly cash payment for six (6) months, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company (or if the Company has not yet adopted a group health plan and is then reimbursing you for COBRA premiums under Section 5 above, in an amount equal to $2,400); provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code.

iv. Twenty-five percent (25%) of the unvested portion of each grant of Restricted Shares, each Option and each Additional Grant will fully vest as of the date of the Involuntary Termination, provided, however, that: (i) if the Involuntary Termination occurs on or within twelve (12 months) following a Change in Control (as defined below), then one hundred percent (100%) of the unvested portion of each grant of Restricted Shares, each Option and each Additional Grant will fully vest as of the date of such Involuntary Termination; (ii) no shares may be transferred and no stock option exercised (in each case with respect to the unvested portion) until the Separation Agreement has become enforceable and irrevocable and (iii) if the Separation Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Restricted Shares, Options and Additional Grants that have vested as a result of this provision shall be cancelled effective as of the date of the Involuntary Termination.

The payments and benefits described in Section 6(b)(ii)-(iv) above shall hereinafter be referred to as the “Severance.” If your employment terminates for any reason other than as result of an Involuntary Termination, you shall be entitled to receive the Accrued Obligations only.

7. Representation Regarding Other Obligations. You have or will be required to sign, as a condition of your employment, an Invention, Non-Disclosure, Non-Competition, Non-Solicitation Agreement (the “Restrictive Covenant Agreement”), a copy of which is enclosed. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that may restrict or limit your employment activities, that may affect your ability to devote full time and attention to your work at the Company or that is in any way inconsistent with the terms of this Offer Letter. If you have entered into any such agreement, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used, and will not use or disclose or induce the Company to use, any trade secret or other proprietary information or material of any previous employer or any other party.

8. Taxes. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, that you are solely responsible for individual tax liabilities arising from your compensation and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This Offer Letter and the Restrictive Covenant Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

10. Other Terms. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason, subject to the terms of Section 6 hereof. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason, again, subject to the terms of Section 6 hereof. This Offer Letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will as defined by applicable law. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

In addition, this offer is subject to satisfactory background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. If you need a work visa in order to be eligible to work in the United States, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

a. “Accrued Obligations” means: (i) any earned but unpaid Base Salary as of the date your employment is terminated, (ii) any accrued, but unused vacation time as of your termination date, (iii) any vested benefits you may have under any employee benefit plan of the Company as of your termination date, (iv) any unpaid expense reimbursements accrued prior to the date your employment is terminated, and (iv) any unpaid but earned bonus for a fiscal year preceding the year in which your employment is terminated.

b. “Cause” means (i) your material breach of the Restrictive Covenant Agreement, (ii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (iii) your gross negligence or willful misconduct in the performance of your duties, (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv), or (v) hereof unless you have first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds and you have failed to cure such grounds within a period of thirty (30) days from the date of such notice.

c. “Change in Control” means the occurrence of any one or more of the following events, in each case only to the extent that such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial part of the Company’s assets” for the purposes of Section 409A of the Code: (i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of: (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation immediately after such merger or consolidation; (ii) the acquisition of all of the Company’s outstanding capital stock by a single person or entity or a group acting in concert to effect such acquisition; or (iii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company.

d. “Involuntary Termination” means either: (i) your Termination Without Cause or (ii) your Resignation for Good Reason.

e. “Resignation for Good Reason” means a Separation as a result of your resignation within three (3) months after one of the following conditions has come into existence without your consent:

i. A reduction in your Base Salary by more than 10% (unless such reduction is part of a broad-based salary reduction applicable to the Company’s senior management);

ii. A material diminution of your authority, duties or responsibilities;

iii. A change in the lines of reporting such that you no longer report directly to the Company’s Chief Executive Officer prior to the occurrence of a Change in Control; or

iv. A relocation of your principal workplace by more than forty (40) miles.

Notwithstanding the foregoing, a Resignation for Good Reason will not be deemed to have occurred unless (i) you give the Company written notice of the condition within ninety (90) days after the condition comes into existence, (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

f. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

g. “Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment on the terms set forth herein, and by delivering a signed copy of the Restrictive Covenant Agreement. If you do not accept this offer within one week, this offer will be deemed revoked.

Very Truly Yours,

DYNE THERAPEUTICS, Inc.

By:	/s/ Jason Rhodes
Name:	Jason Rhodes
Title:	Chief Executive Officer

I have read and accept this at-will employment offer on the terms set forth herein:

/s/ Romesh Subramanian
Signature

Dated: March 22, 2018